Confidential

MASTER WARRANT AGREEMENT
BETWEEN RESOFT, INC. AND
CIRCATA CORPORATION

             This Master Warrant Agreement (this “Agreement”) by and between RESoft, Inc., a Delaware corporation located at 4150 Olson Memorial Hwy, Suite 400, Minneapolis, MN  55422 (“RESoft”) and Circata Corporation, a Minnesota corporation located at 7644 Knox Avenue, Minneapolis, MN  55423 ("Circata" or the “Company”) is dated and effective this 5th day of December 2000 (the “Effective Date”).

RECITALS

             WHEREAS, RESoft and Circata have entered into a Strategic Marketing and Development Agreement dated December 5, 2000 (the “Strategic Agreement”) whereby the parties agreed to co-brand products and services incorporating Circata’s technology with RESoft’s products; and

             WHEREAS, pursuant to the Strategic Agreement, RESoft has agreed to provide Circata with access to RESoft’s developing customer base; and

             WHEREAS, in consideration for RESoft’s obligations under the Strategic Agreement, Circata wishes to grant future warrants to RESoft, in form reasonably similar to the Form of Stock Purchase Warrant attached hereto as Exhibit A, in the event that Circata issues any additional shares of its capital stock subsequent to the date of this Agreement and prior to December 5, 2003 (the “Termination Date”).

             RESoft and Circata, each intending to be legally bound, agree as follows:

AGREEMENT

             1.          From the Effective Date until the Termination Date, at each such time that Circata issues any shares of its capital stock in connection with any Equity Financing Arrangement, as hereafter defined, Circata agrees to issue a warrant to RESoft, which warrant will represent a right to purchase a number of shares of capital stock of the Company equal to the aggregate number of shares of capital stock sold or issued to parties other than RESoft in such Equity Financing Arrangement.  For purposes of this Agreement, Equity Financing Arrangement shall include, but is not limited to, the following occurrences:

             (a)         Any private placement or public offering of Circata’s equity securities (including any quantity and any class of common or preferred stock); and

             (b)        Any issuance of stock options to non-employees; and

             (c)         Any issuance of warrants to any party, other than RESoft, to purchase any quantity of the Company’s equity securities; and

             (d)        Any other issuance or sale of the Company’s equity securities or any issuance or sale of any security convertible into or exchangeable for any equity security of the Company, to any other party other than RESoft.

             2.          The exercise price for any warrant to purchase the Company’s capital stock that is required to be granted to RESoft under this Agreement (the “Warrant” and collectively, the “Warrants”) shall be 80% of the Selling Price.  For purposes of this Agreement, “Selling Price” shall be defined as the price per share paid by investors or other third parties for shares of the Company’s capital stock in any future Equity Financing Arrangement.

WARRANT PROVISIONS

             Any Warrant granted pursuant to this Agreement is subject to the following provisions, terms and conditions:

             2.          Exercise.  The rights represented by the Warrants may be exercised by RESoft, in whole or in part, by written notice of exercise delivered to the Company and by the surrender of the Warrant (properly endorsed, if required) at the principal office of the Company and upon payment to it by check of the purchase price for such shares.  The Company agrees that the shares so purchased shall be and are deemed to be issued to RESoft as the record owner of such shares as of the close of business on the date on which the Warrant shall have been surrendered and payment for such shares is received.  Subject to the provisions of the next succeeding paragraph, certificates for the shares of stock so purchased shall be delivered to RESoft within a reasonable time, not exceeding ten (10) days, after the rights represented by the Warrant shall have been so exercised, and, unless the Warrant has expired, a new Warrant representing the number of shares, if any, with respect to which the Warrant shall not then have been exercised shall also be delivered to RESoft within such time.

             3.          Restriction on Transferability.  Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificate for shares of stock upon exercise of the Warrant except in accordance with the provisions, and subject to the limitations, of Paragraph 8 and the restrictive legend under the heading “Restriction on Transfer” below.

             4.

             (a)         Covenants of the Company.  The Company covenants and agrees that all shares, which may be issued upon the exercise of the rights represented by the Warrants, will, prior to issuance, be duly authorized and issued, fully paid and non-assessable.  The Company further covenants and agrees that during the period within which the rights represented by the Warrants may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by the Warrant, a sufficient number of shares of its common stock that are issuable upon exercise of the Warrants.

             (b)        Representation of the Company.  The Company has the corporate power and authority to enter into this Agreement, the Strategic Agreement and other related agreements and transactions contemplated thereby.

             5.          Anti-Dilution Adjustments.  The warrant purchase price shall, from and after the date of issuance of this Warrant, be subject to adjustment from time to time as hereinafter provided in this Paragraph 4.

             (a)         In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, including any dividend declared to effect a subdivision of the outstanding shares of Common Stock, the warrant purchase price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the warrant purchase price in effect immediately prior to such combination shall be proportionately increased.

             (b)        If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Company or such successor or purchasing corporation, as the case may be, shall execute and deliver to the holder a new Warrant providing that the holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified therein and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holder of the Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the warrant purchase price and of the number of shares purchasable upon the exercise of the Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof.  The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed to RESoft, the obligation to deliver to RESoft such shares of stock, securities or assets as, in accordance with the foregoing provisions, RESoft may be entitled to purchase.

             (c)         Upon any adjustment of the warrant purchase price, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to RESoft at the address as shown on the books of the Company, which notice shall state the warrant purchase price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

             (d)        If any event occurs as to which the other provisions of this Paragraph 4 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of RESoft or of Common Stock in accordance with the essential intent and principles of such provisions, then the Warrant shall be adjusted in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid.

             (e)         No fractional shares of Common Stock shall be issued upon the exercise of the Warrants, but, instead of any fraction of a share which would otherwise be issuable, the Company shall pay a cash adjustment (which may be effected as a reduction of the amount to be paid by RESoft upon such exercise) in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock as of the close of business on the date of the written notice of exercise required by Paragraph 1 above.  “Market price” for purposes of this Paragraph 4(e) and for purposes of Paragraph 8(c) hereof shall mean, (i) if the Common Stock is traded on a securities exchange or on the Nasdaq National Market, the closing price of the Common Stock on such exchange or the Nasdaq National Market, or, (ii) if the Common Stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of five (5) consecutive business days prior to the date as of which “market price” is being determined.  If at any time the Common Stock is not traded on an exchange or the Nasdaq National Market, or otherwise traded in the over-the-counter market, the “market price” shall be deemed to be the higher of (i) the fair value thereof as determined by any firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company as of the last day of any month ending within sixty (60) days preceding the date as of which the determination is to be made, or (ii) the fair value thereof determined in good faith by the Board of Directors of the Company as of a date which is within fifteen (15) days of the date as of which the determination is to be made.  “Market price” and “fair value” shall be determined without regard to any liquidity or minority shareholder limitations in valuing such shares of Common Stock.

             6.          Common Stock.  As used herein, the term “Common Stock” shall mean and include the Company’s presently authorized Common Stock and shall also include any capital stock of any class of the Company hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares purchasable pursuant to the Warrants shall include shares designated as Common Stock of the Company on the date of original issue of the Warrant or, in the case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Paragraph 4(b) above.

             7.          No Voting Rights.  The Warrants shall not entitle RESoft to any voting rights or other rights as a shareholder of the Company.

             8.          Optional Conversion.

             (a)         In addition to and without limiting the rights of RESoft under the terms of the Warrants, RESoft shall have the right (the “Conversion Right”) to convert any Warrant or any portion of any Warrant into shares of Common Stock as provided in this Paragraph 7 after the Effective Date prior to its expiration.  Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to RESoft, without payment by RESoft of any exercise price or any cash or other consideration, that number of shares of Common Stock equal to the quotient obtained by dividing the Net Value (as hereinafter defined) of the Converted Warrant Shares by the fair market value (as defined in Paragraph (d) below) of a single share of Common Stock, determined in each case as of the close of business on the Conversion Date (as hereinafter defined).  The “Net Value” of the Converted Warrant Shares shall be determined by subtracting the aggregate warrant purchase price of the Converted Warrant Shares from the aggregate fair market value of the Converted Warrant Shares.  No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued in accordance with the foregoing formula is other than a whole number, the Company shall pay to RESoft an amount in cash equal to the fair market value of the resulting fractional share.

             (b)        The Conversion Right may be exercised by RESoft by the surrender of the Warrant at the principal office of the Company together with a written statement specifying that RESoft intends to exercise the Conversion Right and indicating the number of shares subject to the Warrant which are being surrendered (referred to in Paragraph (a) above as the Converted Warrant Shares) in exercise of the Conversion Right.  Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), but not later than the expiration date of the Warrant.  Certificates for the shares of Common Stock issuable upon exercise of the Conversion Right, together with a check in payment of any fractional share and, in the case of a partial exercise, a new warrant evidencing the shares remaining subject to the Warrant, shall be issued as of the Conversion Date and shall be delivered to RESoft within ten (10) days following the Conversion Date.

             (c)         For purposes of this Paragraph 7, the “fair market value” of a share of Common Stock as of a particular date shall be its “market price”, calculated as described in Paragraph 4(e) hereof.

             9.          Securities Law Representations.  RESoft, by acceptance hereof, represents and warrants that (a) it is acquiring the Warrants for its own account for investment purposes only and not with a view to its resale or distribution and (b) it has no present intention to resell or otherwise dispose of all or any part of the Warrants.  Other than pursuant to registration under federal and state securities laws or an exemption from such registration, (y) the Company will not accept the exercise of the Warrants or issue certificates for shares of Warrant Stock and (z) neither the Warrant nor any shares of Warrant Stock may be sold, pledged, assigned or otherwise disposed of (whether voluntarily or involuntarily).  The Company may condition such issuance or sale, pledge, assignment or other disposition on the receipt from the party to whom the Warrant is to be so transferred or to whom Warrant Stock is to be issued or so transferred of any representations and agreements requested by the Company in order to permit such issuance or transfer to be made pursuant to exemptions from registration under federal and applicable state securities laws.  Each certificate representing the Warrant (or any part thereof) and any shares of Warrant Stock shall be stamped with appropriate legends setting forth these restrictions on transferability. RESoft, by acceptance hereof, agrees to give written notice to the Company before exercising or transferring the Warrant or transferring any shares of Warrant Stock of RESoft’s intention to do so, describing briefly the manner of any proposed exercise or transfer.  Within thirty (30) days after receiving such written notice, the Company shall notify RESoft as to whether such exercise or transfer may be affected.

             10.        Preferred Stock.  The Company will not issue any additional capital stock of any class preferred as to dividends or as to the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up, unless RESoft is similarly issued a Warrant for an equal number of shares of such preferred stock pursuant to the terms of this Agreement.

             11.        Registration Rights.

             (a)         If, during the period ending two years after the last exercise of any of the Warrants the Company proposes to register under the Securities Act of 1933 (except by a Form S-8 or S-4 registration statement or any successor registration statement, or other similar form of limited applicability) any of its securities it will give written notice to RESoft and holders of any shares of Common Stock issued or issuable upon exercise of the Warrant Stock of its intention to do so and, on the written request of RESoft, given within twenty days after receipt of such notice (which request shall specify the shares of Common Stock intended to be sold or disposed of by RESoft), the Company will use its best efforts to cause the Warrant Stock to be included in such notification or registration statement proposed to be filed by the Company.  The Company shall not be required to give such notice with respect to, or to include such Warrant Stock in, any such registration which is primarily (A) a registration of a stock option plan or other employee benefit plan or of securities issued or issuable pursuant to any such plan, or (B) a registration of securities proposed to be issued in exchange to securities or assets of, or in connection with a merger or consolidation with, another corporation; and the Company shall not be required to include in any such registration any Warrant Stock previously duly registered under the Securities Act of 1933; and the Company may, in its sole discretion, withdraw any such registration statement and abandon the proposed offering in which RESoft had requested to participate, in which case RESoft will be entitled to participate in a subsequent public offering by the Company as if the withdrawn or abandoned registration statement had never been filed.  The costs and expenses of any registration under this subparagraph 8(a), including but not limited to legal fees, special audit fees, printing expenses, filing fees, fees and expenses relating to qualifications under state securities or blue sky laws and the premiums for insurance, if any, incurred by the Company in connection with any registration made pursuant to this subparagraph 8(a) shall be borne entirely by the Company.  Nothing herein shall prevent the Company from, at any time, abandoning or delaying any notification or registration, whether or not such notification or registration statement has been filed; and, furthermore, nothing herein shall require the Company to take any action or to refrain from taking any action in respect of any registration, it being agreed that RESoft shall participate on the terms and the form of registration proposed by the Company.  If any notification or registration shall be underwritten, in whole or in part, the Company may require that all Warrant Stock requested for inclusion in such notification or registration statement be included in the underwriting on the same terms and conditions as the securities otherwise being sold to the underwriters.

             (b)        Further, during the period ending two years after the last exercise of any of the Warrants, on a one-time basis only, but only after the Company has completed an initial public offering of its Common Stock registered with the SEC, upon request by RESoft, the Company will, at the expense of RESoft, promptly take all necessary steps to register or qualify such Warrant Stock under Section 3(b) or Section 5 of the Securities Act of 1933, as amended, and such state laws as RESoft may reasonably request, and will use its best efforts to cause such registrations or qualifications to become and remain effective for a period of at least 180 days.  Expenses borne by RESoft shall not include the cost of any financial statements prepared in the normal course of the Company’s business, and no charges shall be made for the services of any officers or employees of the Company.  The Company shall be entitled to delay filing any registration statement requested pursuant to this paragraph 8(b) in the event that, in the reasonable judgment of the Company’s Board of Directors, such filing would interfere with any transaction of material overall significance to the Company then contemplated by the Company; provided, however, that no such delay shall exceed three months in duration.

             (c)         The Company hereby indemnifies RESoft and its officers and directors against all losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in any registration statement, prospectus, notification or offering circular (and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

             12.        Choice of Law. All questions concerning this Agreement or the Warrants granted hereunder will be governed and interpreted and enforced in accordance with the internal law of the State of Minnesota without regard for principles of conflict of law.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by its duly authorized officers and to be dated as of the date set forth above.

RESoft, INC.	CIRCATA CORPORATION

By:	By:

Its:	Its:

Confidential

EXHIBIT A

FORM OF
STOCK PURCHASE WARRANT

To Subscribe For And Purchase
Common Stock of

CIRCATA CORPORATION

THIS CERTIFIES THAT, for good and valuable consideration received, RESoft, Inc., or its registered assigns, is entitled to subscribe for and purchase from Circata Corporation (the “Company”), a Minnesota corporation, _______________ fully paid and non-assessable shares of common stock, $.01 par value, of the Company (the “Common Stock”), or such greater or lesser number of such shares as may be determined by the anti–dilution provisions contained in the Master Warrant Agreement dated December 5, 2000 (“Master Warrant Agreement”), at a Warrant exercise price of $_______ per share, or such greater or lesser Warrant exercise price as may be determined by the anti–dilution provisions contained in the Master Warrant Agreement.

Date of Issuance:         __________________, 200___

Date of Expiration        This Warrant may be exercised in whole or in part at any time or from time to time from and after the Date of Issuance until 5:00 p.m., Minneapolis, Minnesota time, on [3 years later].

This Warrant is subject to the provisions, terms
and conditions of the Master Warrant Agreement dated
December 5, 2000 between RESoft, Inc. and Circata Corporation, all the terms of which are incorporated herein by reference.

RESTRICTION ON TRANSFER

             The securities evidenced hereby have not been registered under the Securities Act of 1933 and may not be sold, transferred, assigned, offered, pledged or otherwise distributed for value unless there is an effective registration statement under such Act covering such securities or the Company receives an opinion of counsel satisfactory to the Company stating that such sale, transfer, assignment, pledge or distribution is exempt from the registration and prospectus delivery requirements of such Act.

RESoft, INC.	CIRCATA CORPORATION

By:	By:

Its:	Its: